Progress Energy Announces Second Quarter Results


Quarterly highlights:

     - Reports quarterly ongoing earnings of $0.67 per share, GAAP earnings of $0.65 per share
     - Reports year-to-date ongoing earnings of $1.46 per share, GAAP earnings of $1.54 per share
     -   Reaffirms 2003 ongoing earnings guidance of $3.60 - $3.80


RALEIGH, N.C. (July 23, 2003) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $156.8 million, or $0.67 per share, for the second quarter of 2003 compared with ongoing earnings of $178.8 million, or $0.84 per share, for the second quarter of 2002. Reported consolidated net income under generally accepted accounting principles (GAAP) was $152.8 million, or $0.65 per share, for the quarter compared with consolidated net income of $120.6 million, or $0.56 per share, for the second quarter of 2002. See the table that follows for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Ongoing earnings for the first half of 2003 were $341.7 million, or $1.46 per share, compared with ongoing earnings of $333.7 million, or $1.56 per share, for the first half of 2002. Reported GAAP consolidated net income for the first half of 2003 was $361.0 million, or $1.54 per share, compared with consolidated net income of $253.1 million, or $1.18 per share, for the first half of 2002.

"Progress Energy's fundamentals remain strong. Our utility service areas continue to see customer growth and increased usage, and our recently acquired natural gas properties are contributing positively to the bottom line. Year to date, our cash flow from operations, utility operating margins and wholesale sales are up, thanks in large part to the ongoing commitment of our employees to manage costs and improve performance," said William Cavanaugh, chairman and CEO, Progress Energy. "We remain on track with our 2003 ongoing earnings forecast of $3.60 to $3.80 per share, but the economy and weather will obviously be key factors in the second half of the year where we historically record 60 percent of our annual earnings."

A number of factors drove the decrease in ongoing second quarter earnings, including unfavorable weather, Progress Energy Florida's retail revenue sharing, higher O&M costs from a planned nuclear outage and dilution from share issuances. These items were partially offset by customer growth and usage, increased sales of natural gas and a decrease in interest expense.

The following table provides a reconciliation of ongoing earnings to reported GAAP earnings. A detailed discussion is provided below under the caption "Ongoing Earnings Adjustments."

--------------------------------------------------------------------------------
                              Progress Energy, Inc.
          Reconciliation of Ongoing Earnings to Reported GAAP Earnings
                                  June 30, 2003
--------------------------------------------------------------------------------
                                     Q2 2003    Q2 2002   YTD 2003    YTD 2002
--------------------------------------------------------------------------------
Ongoing earnings                      $ 0.67    $ 0.84      $ 1.46     $ 1.56
Intra-period tax allocation            (0.02)    (0.27)       0.02      (0.37)
CVO mark-to-market                     (0.01)      -          -          0.06
NCNG discontinued operations            0.01     (0.01)       0.06       0.03
Florida retroactive revenue refund        -        -          -         (0.10)
                                    --------------------------------------------
Reported GAAP earnings                $ 0.65    $ 0.56      $ 1.54     $ 1.18
                                     =========  ======      ======     ======

Average shares outstanding (000s)    236,057    215,007    234,755    213,999
--------------------------------------------------------------------------------

SIGNIFICANT DEVELOPMENTS

Progress Energy Board Declares Quarterly Dividend

     On May 14, 2003, Progress Energy's board of directors voted to declare a dividend on the company's common stock. The quarterly dividend was declared at $0.56 per share, payable on August 1, 2003, to shareholders of record as of July 10, 2003. This represents a total annual dividend of $2.24 per share. Progress Energy is only one of two companies in the S&P Electric Utility Index that has increased its annual common stock dividend consecutively for the past 15 years.


Progress Ventures Completes Power Plant Facilities in Georgia and North Carolina

     On June 1, 2003, Progress Ventures placed two power plant facilities into service. The new units, fueled primarily by natural gas, add more than 1,060 megawatts of electric generating power to the Progress Ventures power plant fleet. The new power plant facilities are located in Rowan County, North Carolina and Washington County, Georgia. The 600-megawatt Washington plant has a tolling agreement with LG&E Power Trading & Marketing through Dec. 31, 2004. The completion of these facilities brings Progress Ventures' total nonregulated generation capacity to 2,620 megawatts. With the expected completion of the 480-megawatt Effingham plant in the third quarter, Progress Ventures will have completed its nonregulated generation build-out at 3,100 megawatts.


Progress Energy Carolinas Announces First Clean Smokestacks Legislation Installation

     On June 9, 2003, Progress Energy Carolinas announced that its Asheville Plant will be the first in North Carolina to install controls to meet the state's Clean Smokestacks legislation's requirements for sulfur dioxide reduction. In meeting the stricter guidelines of this legislation, Progress Energy Carolinas will invest an additional $175 million over the next six years at the Asheville Plant. In addition to the two coal-fired units at the Asheville Plant, Progress Energy Carolinas will be installing sulfur dioxide scrubbers on nine other coal-fired units in North Carolina. Upon completion, Progress Energy Carolinas will have invested more than $813 million in clean air technologies at its North Carolina coal-fired power plants in support of the legislation. The complete press release regarding the announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=6322.


Progress Energy Announces Development in Audit of Synthetic Fuel Tax Credits

     On June 24, 2003, Progress Energy announced that IRS field auditors have raised questions about the scientific validity of test procedures and results used to verify a significant chemical change associated with synthetic fuel manufactured at the company's Colona facility. The independent laboratories used by Progress Energy to determine significant chemical change are the leading experts in their field and are used by many other industry participants. Progress Energy believes that the laboratories' work and the chemical change process are consistent with the bases upon which its PLRs were issued. As previously announced, Progress Energy has no plans to alter its synthetic fuel production schedule as a result of these developments. The complete press release regarding the announcement is available on the company's Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=
0&item_id=425135.


North Carolina Utilities Commission Approves NCNG Sale

     On June 26, 2003, the North Carolina Utilities Commission (NCUC) approved Progress Energy's plan to sell North Carolina Natural Gas (NCNG) to Piedmont Natural Gas. The closing of the acquisition is subject to the approval of the Securities and Exchange Commission (SEC). Progress Energy expects the sale to be completed during the summer of 2003. Net proceeds from the sale of NCNG (approximately $400 million) will be used to pay down debt.


Florida Public Service Commission Rules in Progress Energy Revenue Sharing
Dispute

     On July 9, 2003, the Florida Public Service Commission (FPSC) ruled that Progress Energy Florida must provide an additional $18.4 million to its customers, ending a dispute over the amount of the 2002 retail revenue sharing. Progress Energy Florida provided $5 million in revenue sharing to its customers in March that was accrued for in 2002. The complete press release regarding the FPSC decision is available on the company's Web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=0&item_id=429773.


LINE OF BUSINESS FINANCIAL INFORMATION

Progress Energy Carolinas

     Progress Energy Carolinas electric energy operations contributed net income of $88.4 million for the quarter compared with $131.7 million for the same period last year. Factors contributing to the quarter's decrease were unfavorable weather, increased O&M expense from a planned nuclear outage, losses on limited partnership investment funds, increased depreciation and a decrease in the tax benefit reallocation over the prior year. These factors were partially offset by increased revenues from customer growth and usage and a decrease in interest charges.

     For the six months ended June 30, 2003, Progress Energy Carolinas electric energy operations contributed net income of $223.3 million compared with $217.2 million for the same period last year.

     See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.


Progress Energy Florida

     Progress Energy Florida electric energy operations contributed net income of $61.4 million for the quarter compared with $76.8 million for the same period last year. Factors contributing to the quarter's decrease were the additional refund associated with the 2002 retail revenue sharing, accruals for 2003 estimated revenue sharing, and the rate reduction as part of the Progress Energy Florida rate settlement that began May 1, 2002. These factors were partially offset by increased revenues from customer growth and usage and an increase in the tax benefit reallocation over the prior year.

     On July 9, 2003, the FPSC ruled that Progress Energy Florida must provide an additional refund of $18.4 million to its retail customers related to 2002 revenue sharing. Progress Energy Florida recorded this refund in the second quarter as a charge against electric operating revenue. In addition, Progress Energy Florida recorded an accrual of $9.5 million in the second quarter, which represents the estimated revenue sharing for the first half of 2003. This accrual will be adjusted on a quarterly basis.

     For the six months ended June 30, 2003, Progress Energy Florida electric energy operations contributed net income of $132.1 million compared with $134.5 million for the same period last year.

     See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.


Progress Ventures

     The Progress Ventures operations include: Progress Fuels, which includes natural gas exploration and production, coal mining, and synthetic fuels production; and Competitive Commercial Operations, which includes nonregulated generation and energy marketing and trading activities on behalf of its nonregulated plants. The Progress Ventures business unit had net income of $56.2 million for the quarter compared with $53.5 million for the same period last year.

     Progress Fuels generated net income of $53.8 million for the quarter compared with $46.7 million for the same period last year. The increase was primarily due to an increase in gas earnings resulting from the acquisition of Westchester Gas Company in April 2002 and the addition of North Texas Gas operations in March 2003. Synthetic fuels operations generated net income of $41.7 million for the second quarter compared with $44.3 million for the same period last year. Total synthetic fuel sales were 2.9 million tons for the quarter compared with 3.4 million tons in the second quarter of 2002. Total synthetic fuel sales decreased in the current year primarily due to an internal change in the production schedule for 2003. The company anticipates total synthetic fuel production of approximately 12 million tons for the year.

     Competitive Commercial Operations contributed net income of $2.4 million for the quarter compared with net income of $6.7 million for the same period last year. Factors contributing to the decrease were an increase in depreciation for plants placed in service and higher service company cost allocations.

     For the six months ended June 30, 2003, the Progress Ventures business unit had net income of $91.3 million compared with net income of $93.0 million for the same period last year. Progress Fuels generated net income of $80.4 million for the six months ended June 30, 2003, compared with $88.3 million for the same period last year. Synthetic fuels operations generated net income of $67.2 million for the six months ended June 30, 2003, compared with $83.1 million for the same period last year. Total synthetic fuel sales were 4.9 million tons for the six months ended June 30, 2003, compared with 6.4 million tons in the first half of 2002. Competitive Commercial Operations contributed net income of $10.9 million compared with $4.6 million for the same period last year.


Other Businesses


     NCNG

     The sale of NCNG to Piedmont Natural Gas is expected to close during the summer of 2003. Net proceeds from the sale of NCNG (approximately $400 million) will be used to pay down debt. The operations of NCNG are included in discontinued operations in the accompanying financial statements. NCNG had discontinued earnings of $2.5 million for the quarter compared with a $1.3 million loss for the same period in the prior year. The earnings for 2003 were positively impacted by the elimination of depreciation on assets of discontinued operations.

     For the six months ended June 30, 2003, NCNG had discontinued earnings of $13.8 million compared with discontinued earnings of $7.2 million for the same period last year.


     Progress Rail

     Progress Rail reported net income of $2.2 million for the quarter, compared with net income of $2.9 million for the same period in the prior year. Earnings for Progress Rail were positively impacted from improvements in the recycling business and reduced operating costs, which were offset by higher service company cost allocations.

     For the six months ended June 30, 2003, Progress Rail reported a net loss of $1.2 million compared with net income of $2.2 million for the same period in the prior year.


     Progress Telecom

     Progress Telecom, including Caronet's operations, recorded net income of $0.8 million for the quarter, compared with a net loss of $5.3 million for the same period in the prior year. Progress Telecom contributed positive net income in the quarter due to lower operating costs and a reduction in depreciation expense.

     For the six months ended June 30, 2003, Progress Telecom reported net income of $1.1 million compared with a net loss of $9.3 million for the same period in the prior year.


Corporate

     Corporate results, which primarily include interest expense on holding company debt, posted an operating loss of $52.2 million for the quarter, compared with an operating loss of $80.8 million for the same period in the prior year. Positively impacting this quarter's results was a decrease in the tax benefit allocation from the holding company to the profitable subsidiary companies. The tax benefit reallocation of $9.1 million recorded in the second quarter of 2003 only includes the tax benefit for the current quarter. The tax benefit reallocation of $33.2 recorded in the second quarter of 2002 represents a cumulative reallocation of tax benefit from the time of the Florida Progress acquisition.

     Guidance in an SEC order under the Public Utility Holding Company Act states that Progress Energy, Inc.'s tax benefit not related to acquisition interest expense is to be allocated to the profitable subsidiary companies. This cumulative reallocation was first recorded in the second quarter of 2002 and has no impact on consolidated tax expense; however, it does decrease the tax expense of the profitable subsidiaries.

     For the six months ended June 30, 2003, Progress Energy has issued approximately 4.2 million shares through the Investor Plus and employee benefit plans for proceeds of approximately $172 million.

     For the six months ended June 30, 2003, corporate results had an operating loss of $104.8 million compared with an operating loss of $124.9 million for the same period in the prior year.


ONGOING EARNINGS ADJUSTMENTS

     Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Reconciling adjustments from GAAP earnings to ongoing earnings are as follows:


Intra-period Tax Allocation

     Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuation to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.02 for the second quarter and decreased earnings per share by $0.27 for the same period in the prior year. Since this adjustment varies by quarter but has no impact on the company's annual earnings, management believes this adjustment is not representative of the company's quarterly earnings.


Contingent Value Obligation (CVO) Mark-to-Market

     In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share $0.01 for the quarter and had no impact on earnings per share for the second quarter of 2002. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


NCNG Discontinued Operations

     The operations of NCNG are reported as discontinued operations due to its pending sale, and therefore management does not believe this activity is representative of the ongoing operations of the company.


Progress Energy Florida One-time Retroactive Refund

     The one-time retroactive rate refund under the Progress Energy Florida rate settlement in March 2002 was related to funds collected during the period between March 13, 2001, when the prior rate agreement in Florida expired, and March 27, 2002, the date the parties entered into the settlement agreement. Due to the nonrecurring nature of the refund, management believes it is not representative of the 2002 operations of Progress Energy Florida.


                                     * * * *


This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held on July 23, 2003, at 10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 719-457-2657, confirmation code 717184. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET July 23 through midnight Aug. 6, 2003. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 717184.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial 719-457-2707, confirmation code 582843.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $8 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of factors that you should consider with respect to any forward looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity and natural gas; recurring seasonal fluctuations in demand for electricity and natural gas; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; the outcome of the IRS's audit and inquiry into the availability and use of Section 29 tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and our ability to realize future returns from Progress Telecommunications Corp. and Caronet, Inc.; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to successfully complete the sale of North Carolina Natural Gas and apply the proceeds therefrom to reduce outstanding indebtedness; our ability to manage the risks involved with the construction and operation of our nonregulated plants, including construction delays, dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing and trading operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely.


                                     # # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION


 STATEMENTS  OF  INCOME

                                                                 Three Months Ended            Six Months Ended
                                                                       June 30                      June 30
 (In thousands except per share amounts)                       2003            2002           2003            2002
----------------------------------------------------------------------------------------------------------------------
 Operating Revenues
   Utility                                                 $ 1,582,787     $ 1,600,581    $ 3,236,674     $ 3,098,503
   Diversified business                                        429,897         358,274        792,015         647,653
----------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                               2,012,684       1,958,855      4,028,689       3,746,156

 Operating Expenses
 Utility
   Fuel used in electric generation                            393,331         366,757        804,954         736,809
   Purchased power                                             209,825         224,685        412,567         405,958
   Other operation and maintenance                             364,766         346,358        699,079         675,332
   Depreciation and amortization                               223,595         210,485        443,683         422,373
   Taxes other than on income                                   94,446          93,306        197,278         189,227
 Diversified Business
   Cost of sales                                               379,710         347,438        686,651         647,963
   Depreciation and amortization                                33,680          29,329         61,948          56,664
   Other                                                        38,996          35,209         89,254          64,562
----------------------------------------------------------------------------------------------------------------------
       Total Operating Expenses                              1,738,349       1,653,567      3,395,414       3,198,888
----------------------------------------------------------------------------------------------------------------------
 Operating Income                                              274,335         305,288        633,275         547,268
----------------------------------------------------------------------------------------------------------------------
 Other Income (Expense)
   Interest income                                               3,531           6,153          6,297           8,106
   Other, net                                                   (9,432)         (2,340)       (11,883)          3,718
----------------------------------------------------------------------------------------------------------------------
       Total Other Income (Expense)                             (5,901)          3,813         (5,586)         11,824
----------------------------------------------------------------------------------------------------------------------
 Income before Interest Charges and Income Taxes               268,434         309,101        627,689         559,092
----------------------------------------------------------------------------------------------------------------------
 Interest Charges
   Net interest charges                                        159,520         170,161        315,768         340,330
   Allowance for borrowed funds used during construction        (2,222)         (3,353)        (5,109)         (6,906)
----------------------------------------------------------------------------------------------------------------------
 Total Interest Charges, Net                                   157,298         166,808        310,659         333,424
----------------------------------------------------------------------------------------------------------------------
 Income before Income Taxes                                    111,136         142,293        317,030         225,668
 Income Taxes                                                  (39,174)         20,360        (30,146)        (20,326)
----------------------------------------------------------------------------------------------------------------------
 Income from Continuing Operations                             150,310         121,933        347,176         245,994
----------------------------------------------------------------------------------------------------------------------
 Discontinued Operations, Net of Tax                             2,513          (1,313)        13,803           7,153
----------------------------------------------------------------------------------------------------------------------
 Net Income                                                $   152,823     $   120,620    $   360,979     $   253,147
----------------------------------------------------------------------------------------------------------------------
 Average Common Shares Outstanding                             236,057         215,007        234,755         213,999

 Basic Earnings per Common Share
 Income from Continuing Operations                         $      0.64     $      0.57    $      1.48     $      1.15
 Discontinued Operations, Net of Tax                       $      0.01     $     (0.01)   $      0.06     $      0.03
 Net Income                                                $      0.65     $      0.56    $      1.54     $      1.18
----------------------------------------------------------------------------------------------------------------------
 Diluted Earnings per Common Share
 Income from Continuing Operations                         $      0.63     $      0.56    $      1.47     $      1.15
 Discontinued Operations, Net of Tax                       $      0.01     $      0.00    $      0.06     $      0.03
 Net Income                                                $      0.64     $      0.56    $      1.53     $      1.18
----------------------------------------------------------------------------------------------------------------------
 Dividends Declared per Common Share                       $     0.560     $     0.545    $     1.120     $     1.090
----------------------------------------------------------------------------------------------------------------------
 This financial information should be read in conjunction with the
 Company's 2002 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.


Progress Energy, Inc.
BALANCE SHEETS
Unaudited Consolidated Interim Financial Information                        June 30      December 31
(In thousands)                                                               2003            2002
-------------------------------------------------------------------------------------------------------
                             ASSETS

Utility Plant
  Utility plant in service                                               $ 20,991,295     $ 20,152,787
  Accumulated depreciation                                                 (9,990,819)     (10,480,880)
-------------------------------------------------------------------------------------------------------
         Utility plant in service, net                                     11,000,476        9,671,907
  Held for future use                                                          12,864           15,109
  Construction work in progress                                               842,520          752,336
  Nuclear fuel, net of amortization                                           234,515          216,882
-------------------------------------------------------------------------------------------------------
       Total Utility Plant, Net                                            12,090,375       10,656,234
-------------------------------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                                                    45,654           61,358
  Accounts receivable                                                         824,233          737,369
  Unbilled accounts receivable                                                217,586          225,011
  Inventory                                                                   846,928          875,485
  Deferred fuel cost                                                          277,480          183,518
  Assets of discontinued operations                                           491,784          490,429
  Prepayments and other current assets                                        213,209          260,804
-------------------------------------------------------------------------------------------------------
         Total Current Assets                                               2,916,874        2,833,974
-------------------------------------------------------------------------------------------------------

Deferred Debits and Other Assets
  Regulatory assets                                                           640,891          393,215
  Nuclear decommissioning trust funds                                         861,752          796,844
  Diversified business property, net                                        2,213,623        1,884,271
  Miscellaneous other property and investments                                443,428          463,776
  Goodwill, net                                                             3,719,327        3,719,327
  Prepaid pension assets                                                       57,919           60,169
  Other assets and deferred debits                                            684,764          517,182
-------------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                             8,621,704        7,834,784
-------------------------------------------------------------------------------------------------------
         Total Assets                                                    $ 23,628,953     $ 21,324,992
-------------------------------------------------------------------------------------------------
                 CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock (without par value, authorized 500,000,000, issued        $  5,109,564     $  4,929,104
               outstanding 242,187,774 and 237,992,513 shares,
               respectively)
  Unearned ESOP common stock                                                  (88,734)        (101,560)
  Accumulated other comprehensive loss                                       (240,508)        (237,762)
  Retained earnings                                                         2,182,440        2,087,227
-------------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                          6,962,762        6,677,009
  Preferred stock of subsidiary - not subject to mandatory redemption          92,831           92,831
  Long-term debt, net                                                       9,223,632        9,747,293
-------------------------------------------------------------------------------------------------------
         Total Capitalization                                              16,279,225       16,517,133
-------------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                                         1,130,308          275,397
  Accounts payable                                                            606,658          756,287
  Interest accrued                                                            222,896          220,400
  Dividends declared                                                          135,280          132,232
  Short-term obligations                                                      858,991          694,850
  Customer deposits                                                           161,539          158,214
  Liabilities of discontinued operations                                      119,058          124,767
  Other current liabilities                                                   478,419          350,132
-------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                          3,713,149        2,712,279
-------------------------------------------------------------------------------------------------------

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                           824,961          932,813
  Accumulated deferred investment tax credits                                 198,098          206,221
  Regulatory liabilities                                                      542,210          119,766
  Asset retirement obligations                                              1,225,605                -
  Other liabilities and deferred credits                                      845,705          836,780
-------------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                       3,636,579        2,095,580
-------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                            $ 23,628,953     $ 21,324,992
-------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
STATEMENTS OF CASH FLOWS
Unaudited Interim Consolidated Information                                        Six Months Ended
                                                                                       June 30
       (In thousands)                                                           2003            2002
----------------------------------------------------------------------------------------------------------
 Operating Activities
       Net income                                                         $    360,979     $   253,147
       Adjustments to reconcile net income to net cash provided by operating activities:
          Income from discontinued operations                                  (13,803)         (7,153)
          Depreciation and amortization                                        568,328         567,106
          Deferred income taxes                                               (118,442)        (44,234)
          Investment tax credits                                                (8,123)        (10,126)
          Deferred fuel cost (credit)                                          (93,962)         22,718
          Net increase in accounts receivable                                  (85,314)        (35,229)
          Net (increase) decrease in inventories                                26,591         (38,637)
          Net (increase) decrease in prepaids and other current assets          23,120         (14,993)
          Net decrease in accounts payable                                     (15,332)        (62,655)
          Net increase in income taxes accrued                                 104,997          78,837
          Net increase in other current liabilities                             52,538          30,661
         Other                                                                  92,666          39,896
----------------------------------------------------------------------------------------------------------
                  Net Cash Provided by Operating Activities                    894,243         779,338
----------------------------------------------------------------------------------------------------------

 Investing Activities
       Gross property additions                                               (541,205)       (520,872)
       Diversified business property additions and acquisitions               (366,494)       (627,042)
       Nuclear fuel additions                                                  (84,050)        (49,346)
       Net contributions to nuclear decommissioning trust                      (17,959)        (19,917)
       Investments in non-utility activities                                    (5,792)        (10,301)
       Acquisition of intangibles                                             (190,168)              -
       Other investing activities                                               15,648        (100,464)
----------------------------------------------------------------------------------------------------------
                  Net Cash Used in Investing Activities                     (1,190,020)     (1,327,942)
----------------------------------------------------------------------------------------------------------

 Financing Activities
       Issuance of common stock, net                                           171,771               -
       Purchase of restricted shares                                            (6,560)         (5,393)
       Issuance of long-term debt, net                                         654,824       1,013,633
       Net increase in short-term indebtedness                                 163,092          14,499
       Net decrease in cash provided by checks drawn in excess of bank
         balances                                                              (43,707)        (33,605)
       Retirement of long-term debt                                           (392,054)       (108,381)
       Dividends paid on common stock                                         (267,608)       (238,404)
       Other                                                                       815          47,407
----------------------------------------------------------------------------------------------------------
                  Net Cash Provided by Financing Activities                    280,573         689,756
----------------------------------------------------------------------------------------------------------
 Cash Used in Discontinued Operations                                             (500)           (584)
----------------------------------------------------------------------------------------------------------
 Net Increase (Decrease) in Cash and Cash Equivalents                          (15,704)        140,568
 Cash and Cash Equivalents at Beginning of the Period                           61,358          53,708
----------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of the Period                           $     45,654     $   194,276
==========================================================================================================


Progress Energy, Inc.
SUPPLEMENTAL  DATA
Unaudited
                                        Three Months Ended                   Three Months Ended          Percentage Change
                                          June 30, 2003                        June 30, 2002             From June 30, 2002
-------------------------------------------------------------------------------------------------------------------------
                                                      Total Progress                      Total Progress
Utility Statistics               Carolinas   Florida      Energy      Carolinas  Florida     Energy      Carolinas Florida
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)
    Retail
      Residential              $  247,732  $  413,516  $  661,248     $258,446   $395,589  $  654,035     (4.1)%   4.5 %
      Commercial                  198,761     192,062     390,823      198,866    183,374     382,240     (0.1)    4.7
      Industrial                  155,893      56,060     211,953      160,185     55,138     215,323     (2.7)    1.7
      Other retail                 17,778      45,812      63,590       17,943     43,503      61,446     (0.9)    5.3
      Provision for retail
        revenue sharing                 -     (28,073)    (28,073)           -          -           -        -       -
-------------------------------------------------------------------------------------------------------------------------
            Total Retail       $  620,164  $  679,377  $1,299,541     $635,440   $677,604  $1,313,044     (2.4)    0.3
  Unbilled                         23,453       7,319      30,772       24,083      5,403      29,486     (2.6)   35.5
  Wholesale                       154,150      49,800     203,950      156,727     55,846     212,573     (1.6)  (10.8)
  Miscellaneous revenue            18,473      30,051      48,524       18,408     27,070      45,478      0.4    11.0
-------------------------------------------------------------------------------------------------------------------------
            Total Electric     $  816,240  $  766,547  $1,582,787     $834,658   $765,923  $1,600,581     (2.2)%   0.1 %
-------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                   3,052       4,703       7,755        3,262      4,515       7,777     (6.4)%   4.2 %
      Commercial                    2,946       2,951       5,897        3,027      2,857       5,884     (2.7)    3.3
      Industrial                    3,197       1,008       4,205        3,361        993       4,354     (4.9)    1.5
      Other retail                    317         726       1,043          338        715       1,053     (6.2)    1.5
-------------------------------------------------------------------------------------------------------------------------
          Total Retail              9,512       9,388      18,900        9,988      9,080      19,068     (4.8)    3.4
    Unbilled                          396         498         894          431        443         874     (8.1)   12.4
    Wholesale                       3,301         890       4,191        3,495        976       4,471     (5.6)   (8.8)
-------------------------------------------------------------------------------------------------------------------------
            Total Electric         13,209      10,776      23,985       13,914     10,499      24,413     (5.1)%   2.6 %
-------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                 6,531       5,673      12,204        6,254      5,430      11,684
              nuclear               5,793       1,688       7,481        6,034      1,659       7,693
              hydro                   304           -         304          106          -         106
              combustion turbine      172       1,548       1,720          513      1,649       2,162
  Purchased                         1,028       2,435       3,463        1,464      2,393       3,857
-------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply    13,828      11,344      25,172       14,371     11,131      25,502
                (Company Share)
-------------------------------------------------------------------------------------------------------------------------

Impact of Weather
    Heating Degree Days - Actual      251          21                      207          2                 21.3 % 950.0 %
                          Normal      235          13                      241         13

    Cooling Degree Days - Actual      406       1,189                      641      1,177                (36.7)%   1.0 %
                          Normal      544       1,144                      516      1,144

Impact of weather to normal on EPS ($0.04)      $0.00      ($0.04)       $0.04      $0.00       $0.04
-------------------------------------------------------------------------------------------------------------------------


                                        Six Months Ended                     Six Months Ended            Percentage Change
                                          June 30, 2003                        June 30, 2002             From June 30, 2002
-------------------------------------------------------------------------------------------------------------------------
                                                      Total Progress                      Total Progress
Utility Statistics               Carolinas   Florida      Energy      Carolinas  Florida     Energy      Carolinas Florida
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)
    Retail
      Residential              $  604,655  $  798,479  $1,403,134    $567,706   $ 774,825  $1,342,531      6.5 %   3.1 %
      Commercial                  399,712     342,467     742,179      386,143    350,200     736,343      3.5    (2.2)
      Industrial                  302,556     103,516     406,072      305,940    105,134     411,074     (1.1)   (1.5)
      Other retail                 36,435      83,804     120,239       35,471     83,434     118,905      2.7     0.4
      Provision for retail
        revenue refund                  -           -           -            -    (35,000)    (35,000)       -  (100.0)
      Provision for retail
        revenue sharing                 -     (28,073)    (28,073)           -          -           -        -       -
-------------------------------------------------------------------------------------------------------------------------
            Total Retail       $1,343,358  $1,300,193  $2,643,551   $1,295,260 $1,278,593  $2,573,853      3.7     1.7
  Unbilled                         (7,482)      6,583        (899)      14,386     11,840      26,226        -   (44.4)
  Wholesale                       363,598     121,075     484,673      299,289    108,230     407,519     21.5    11.9
  Miscellaneous revenue            42,236      67,113     109,349       37,204     53,701      90,905     13.5    25.0
-------------------------------------------------------------------------------------------------------------------------
            Total Electric     $1,741,710  $1,494,964  $3,236,674   $1,646,139 $1,452,364  $3,098,503      5.8 %   2.9 %
-------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                   7,639       9,256      16,895        7,247      8,575      15,822      5.4 %   7.9 %
      Commercial                    5,930       5,393      11,323        5,818      5,312      11,130      1.9     1.5
      Industrial                    6,202       1,924       8,126        6,347      1,876       8,223     (2.3)    2.6
      Other retail                    660       1,383       2,043          663      1,336       1,999     (0.5)    3.5
-------------------------------------------------------------------------------------------------------------------------
          Total Retail             20,431      17,956      38,387       20,075     17,099      37,174      1.8     5.0
    Unbilled                          (84)        553         469          245        474         719        -    16.7
    Wholesale                       7,920       2,166      10,086        6,826      1,956       8,782     16.0    10.7
-------------------------------------------------------------------------------------------------------------------------
            Total Electric         28,267      20,675      48,942       27,146     19,529      46,675      4.1 %   5.9 %
-------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                14,417      10,769      25,186       13,240      9,858      23,098
              nuclear              11,709       3,385      15,094       11,577      3,343      14,920
              hydro                   558           -         558          246          -         246
              combustion turbine      457       2,995       3,452          674      3,073       3,747
  Purchased                         2,290       4,619       6,909        2,428      4,422       6,850
-------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply    29,431      21,768      51,199       28,165     20,696      48,861
                (Company Share)
-------------------------------------------------------------------------------------------------------------------------

Impact of Weather
    Heating Degree Days - Actual    2,028         482                    1,753        368                 15.7 %  31.0 %
                          Normal    1,893         385                    1,893        385

    Cooling Degree Days - Actual      416       1,258                      665      1,177                (37.4)%   6.9 %
                          Normal      555       1,172                      525      1,172

Impact of weather to normal on EPS ($0.01)      $0.03       $0.02        $0.02      $0.00      $0.02
-------------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL  DATA (Continued)
Unaudited

Detail of Income Taxes (in thousands)                     Three Months Ended        Six Months Ended
                                                                 June 30                 June 30
                                                            2003        2002        2003          2002
---------------------------------------------------------------------------------------------------------
    Income tax expense (credit) - current                 $80,721     $81,470     $96,419        $34,024
                                  deferred               (115,834)    (56,429)   (118,442)       (44,234)
                                  investment tax credit    (4,061)     (4,681)     (8,123)       (10,116)
---------------------------------------------------------------------------------------------------------
               Total Income Tax Expense                  ($39,174)    $20,360    ($30,146)      ($20,326)


---------------------------------------------------------------------------------------------------------
Financial Statistics                                                 June 30
                                                                2003        2002
---------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges (12 months ended)             1.6         1.5
Return on average common stock equity (12 months ended)          9.8 %       8.8 %
Book value per common share                                   $29.36      $28.60
Capitalization
    Common stock equity                                         38.1 %      35.3 %
    Preferred stock of subsidiary- redemption not required       0.5         0.5
    Total debt                                                  61.4        64.2
---------------------------------------------------------------------------------------------------------
            Total Capitalization                               100.0 %     100.0 %
---------------------------------------------------------------------------------------------------------

MID-YEAR UPDATE

The following table provides an update to Progress Energy's 2003 projected ongoing earnings through the second quarter of 2003. The 2003 forecast was originally presented at Progress Energy's analyst meeting in February and was updated in April as part of Progress Energy's first quarter 2003 earnings release. The April update reflected the impact of the company's change in allocation methodology for assigning service company costs to Progress Energy subsidiaries. These reallocation entries have no impact on consolidated earnings.

----------------------------------------------------------------------------------------------------------------------------
                                            February      Service                   YTD 6/30/03        Tax          YTD
                                              2003        Company      April 2003   Per Earnings     Benefit      6/30/03
(in millions)                              Forecast*    Reallocation   Forecast*      Release     Reallocation   Ongoing*
----------------------------------------------------------------------------------------------------------------------------
Utilities
    Retail                                     $ 710         $ 22         $ 732        $ 297          $(18)       $ 280
    Regulated Wholesale Marketing                 65                         65           58                         58
Progress Ventures
    Synfuels                                     185                        185           67                         67
    Progress Fuels (excluding Synfuels)           50           (8)           42           13                         13
    Competitive Commercial Operations             10           (5)            5           11                         11
Other Diversified                                  5           (4)            1            -                          -
Corporate Costs                                 (150)          (6)         (156)        (105)           18          (86)
----------------------------------------------------------------------------------------------------------------------------
Ongoing Earnings**                             $ 875         $  -         $ 875        $ 342          $  -        $ 342
    Intra-period tax allocation                                                            5                          5
    CVO mark-to-market                                                                     -                          -
    NCNG discontinued operations                                                          14                         14
                                                                                   ---------------              ------------
Reported GAAP Earnings                                                                 $ 361                      $ 361
----------------------------------------------------------------------------------------------------------------------------

*Excludes tax benefit reallocation from holding company.
**Totals may not foot due to rounding

                              Progress Energy, Inc.
                               Earnings Variances
                           Second Quarter 2003 vs 2002

                                          Regulated Utilities
                                          -------------------
                                                                   Progress      Other
($ per share)                             Carolinas    Florida     Ventures    Businesses     Consolidated

2002 GAAP earnings                             0.61        0.36        0.25        (0.66)             0.56
Intra-period tax allocation                                                         0.27  A           0.27
CVOs                                                                                      B           0.00
NCNG discontinued operations                                                        0.01  C           0.01
                                          -----------------------------------------------------------------
2002 ongoing earnings                          0.61        0.36        0.25        (0.38)             0.84
                                          -----------------------------------------------------------------

Weather - retail                              (0.08)                                                 (0.08)
Other retail - growth and usage                0.02        0.03                                       0.05
Wholesale                                      0.02       (0.01)                                      0.01
Rate reduction impact                                     (0.03)                          D          (0.03)
2002 retail revenue sharing resolution                    (0.05)                          E          (0.05)
2003 retail revenue sharing                               (0.03)                          F          (0.03)
Other margin                                   0.03                                                   0.03

O&M                                           (0.05)                                      G          (0.05)

Depreciation                                  (0.02)                                      H          (0.02)

Other income and expense                      (0.03)                                0.03  I           0.00

Interest charges                               0.02                                 0.01  J           0.03

Net diversified business                                               0.01         0.02  K           0.03

Tax benefit reallocation                      (0.11)       0.02                     0.09  L           0.00

Share dilution                                (0.04)      (0.03)      (0.02)        0.03  M          (0.06)
                                          -----------------------------------------------------------------
2003 ongoing earnings                          0.37        0.26        0.24        (0.20)             0.67
                                          -----------------------------------------------------------------
Intra-period tax allocation                                                        (0.02) A          (0.02)
CVOs                                                                               (0.01) B          (0.01)
NCNG discontinued operations                                                        0.01  C           0.01
                                          -----------------------------------------------------------------
2003 GAAP earnings                             0.37        0.26        0.24        (0.22)             0.65
                                          -----------------------------------------------------------------

Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B - Impact of change in market value of outstanding CVOs.
C - Pending sale of NCNG to Piedmont Natural Gas.
D - Florida - Impact of 9.25% rate reduction effective May 2002.
E - Florida - Resolution of 2002 revenue sharing calculation dispute ($18.4M).
F - Florida - 2003 YTD revenue sharing accrual ($9.5M).
G - Carolinas - Primarily costs associated with one planned nuclear outage during 2Q03 versus none in 2Q02.
H - Carolinas - Higher depreciation due to more assets placed in service.
I - Carolinas - Recognition of limited partnership investment losses recorded upon finalization of the partnership tax returns ($9.4M). Other
    Businesses - Includes purchase accounting adjustments at Florida Progress.
J - Carolinas - Lower debt and average interest rate.
K - Progress Ventures - Favorable gas operations (Westchester and North Texas
    Gas), partially offset by lower Synfuel production (internal change in production schedule) and higher depreciation charges. Other Businesses - Favorable depreciation at Progress Telecom.
L - Allocation of tax favorability from Holding Company to profitable subsidiaries.
M - Primarily impact of purchase of Westchester Gas in April 2002 (2.5M shares), issuance in November 2002 (14.7M shares) and issuances under Investor Plus and Employee Benefit programs.

                              Progress Energy, Inc.
                               Earnings Variances
                         Year-to-Date June 2003 vs 2002


                                          Regulated Utilities
                                          -------------------
                                                                   Progress      Other
($ per share)                             Carolinas    Florida     Ventures    Businesses     Consolidated


2002 GAAP earnings                             1.02        0.63        0.43        (0.90)             1.18
Intra-period tax allocation                                                         0.37  A           0.37
CVOs                                                                               (0.06) B          (0.06)
NCNG discontinued operations                                                       (0.03) C          (0.03)
Retroactive rate refund                                    0.10                           D           0.10
                                          -----------------------------------------------------------------
2002 ongoing earnings                          1.02        0.73        0.43        (0.62)             1.56
                                          -----------------------------------------------------------------

Weather - retail                              (0.03)       0.03                                       0.00
Other retail - growth and usage                0.05        0.07                                       0.12
Wholesale                                      0.10       (0.03)                          E           0.07
Rate reduction impact                                     (0.13)                          F          (0.13)
2002 retail revenue sharing resolution                    (0.05)                          G          (0.05)
2003 retail revenue sharing                               (0.03)                          H          (0.03)
Other margin                                   0.03        0.03                                       0.06

O&M - other                                   (0.05)      (0.02)                    0.01  I          (0.06)
O&M - storm costs                             (0.03)                                      J          (0.03)
Service Company allocations - prior years      0.04                   (0.02)       (0.02) K           0.00

Depreciation                                  (0.02)      (0.02)                          L          (0.04)

Other income and expense                      (0.04)                                0.06  M           0.02

Interest charges                               0.05        0.01                     0.01  N           0.07

Net diversified business                                               0.02         0.03  O           0.05

Tax benefit reallocation                      (0.08)       0.03                     0.05  P           0.00

Share dilution                                (0.09)      (0.06)      (0.04)        0.04  Q          (0.15)
                                          -----------------------------------------------------------------
2003 ongoing earnings                          0.95        0.56        0.39        (0.44)             1.46
                                          -----------------------------------------------------------------

Intra-period tax allocation                                                         0.02  A           0.02
CVOs                                                                                0.00  B           0.00
NCNG discontinued operations                                                        0.06  C           0.06
                                          -----------------------------------------------------------------
2003 GAAP earnings                             0.95        0.56        0.39        (0.36)             1.54
                                          -----------------------------------------------------------------


Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B - Impact of change in market value of outstanding CVOs.
C - Pending sale of NCNG to Piedmont Natural Gas.
D - Impact of $35M ($21M after tax) retroactive rate refund related to Florida's rate case settlement in 2002.
E - Carolinas - Favorable weather in Northeastern United States.
F - Florida - Impact of 9.25% rate reduction effective May 2002.
G - Florida - Resolution of 2002 revenue sharing calculation dispute ($18.4M).
H - Florida - 2003 YTD revenue sharing accrual ($9.5M).
I - Carolinas - Primarily costs associated with two planned nuclear outages during 2003 versus one in 2002. Florida - lower pension credit.
J - Carolinas - Ice storm costs of $10.4M in February 2003.
K - Retroactive reallocation of Service Company costs in accordance with an SEC
    PUHCA audit.
L - Higher depreciation due to more assets placed in service.
M - Carolinas - Recognition of limited partnership investment losses recorded upon finalization of the partnership tax returns ($9.4M). Other Businesses - Primarily purchase accounting adjustments at Florida Progress.
N - Carolinas - Lower debt and average interest rate.
O - Progress Ventures - Favorable gas operations (Westchester and North Texas
    Gas), partially offset by lower Synfuel production (internal change in production schedule) and higher depreciation charges. Other Businesses - Favorable depreciation at Telecom.
P - Allocation of tax favorability from Holding Company to profitable subsidiaries.
Q - Primarily impact of purchase of Westchester Gas in April 2002 (2.5M shares), issuance in November 2002 (14.7M shares) and issuances under Investor Plus and Employee Benefit programs.